FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL YEAR 2007 RESULTS

Pompano Beach, FL – November 29, 2007 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions, today announced financial results for its fiscal year ended September 30, 2007.

The Company posted revenue of $22.2 million, an operating loss of $1.8 million, and a net loss of $553,000, or $0.07 per diluted share, after interest income of $1.0 million.  These results compare to revenue of $30.6 million, operating income of $1.7 million,  and net income of $1.5 million or $0.19 per diluted share, including interest income of $780,000 in fiscal year 2006.

The Company attributed the decline in sales and operating profit primarily to lower demand for its cell phone products, sales of which decreased to $8.1 million in fiscal year 2007 from $15.6 million in fiscal year 2006.  Sales of blood glucose monitoring kit cases, which declined to $10.9 million in fiscal year 2007 versus $11.4 million in fiscal year 2006, also contributed to the decline, as did sales of other products, which were $3.1 million in fiscal year 2007 compared to $3.6 million in fiscal year 2006.

Jerome E. Ball, Forward’s Chairman and Chief Executive Officer commented, “Our business continues to be affected by lower demand for our cell phone products, a difficult pricing environment and increased supply chain costs.  It is worth noting that our results were impacted by several charges that we did not incur last year. These include higher inventory obsolescence costs of approximately $346,000, legal costs of $250,000 associated with the defense of a purported class action claim that was ultimately dismissed in its entirety and share-based compensation of $166,000.” We are continuing to pursue strategic alternatives to expand our customer base and product offerings in order to grow sales and improve profitability.

Mr. Ball concluded, “As previously announced, I will be stepping down as CEO on December 31, remaining as Chairman of the Board, and Doug Sabra will become CEO of the Company.  I look forward to working with Doug to address these short term challenges and return the Company to profitability. Our financial position remains strong which enables us to pursue various strategic initiatives. We closed the year with $20.3 million in cash, $24.2 million of working capital and no long-term debt, which is a terrific base to build upon.”

The tables below set forth the Company’s condensed consolidated statements of income for the fiscal years ended September 30, 2007 and 2006, and consolidated balance sheet as of September 30, 2007, and are derived from the Company’s audited, consolidated financial statements included in its Form 10-K filed today with the Securities and Exchange Commission.  Please refer to the Form 10-K for further information regarding the Company’s results of operations, the Company’s financial condition and complete financial statements relating to the fiscal year ended September 30, 2007.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the “Motorola” brand name.  Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com .

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to those discussed in Item 7 in “Management's Discussion and Analysis of Financial Condition and Results of Operations” filed today with the SEC, which factors are incorporated herein by reference. Such factors include, among others, the degree of our success in winning new business from our customers and against competing vendors; the high degree of our customer concentration and, therefore, the dependence of our revenues and results of operations on order flow from these OEM customers; the resulting susceptibility of our revenues and results of operation to significant change over short periods of time; changes affecting, or the loss of, one or more of our principal OEM customers; the expiration of our license agreement with Motorola by its terms on December 31, 2007 and the uncertainty as to whether such agreement will be renewed or extended on terms acceptable to us; and the potential to add materially to our inventory allowance and the effective management of inventory including in connection with our OEM customers’ hub arrangements to which we are subject.

CONTACT:	-or-	INVESTOR RELATIONS
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren G. Mortman
(954) 419-9544		(212) 836-9604
LMortman@equityny.com
www.theequitygroup.com

FORWARD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Years Ended September 30,
	2007	2006	2005
Net sales	$22,150,513	$30,607,843	$51,868,962
Cost of goods sold	17,346,913	22,772,938	33,282,203
Gross profit	4,803,600	7,834,905	18,586,759

Operating expenses:
Selling	3,641,000	3,563,570	3,517,088
General and administrative	2,977,660	2,545,848	2,731,284
Total operating expenses	6,618,660	6,109,418	6,248,372

(Loss) income from operations	(1,815,060)	1,725,487	12,338,387

Other income:
Interest income	1,001,091	779,647	130,719
Other income (expense), net	11,130	(11,966)	19,948
Total other income	1,012,221	767,681	150,667

(Loss) income before provision (benefit) for income taxes	(802,839)	2,493,168	12,489,054
(Benefit) provision for income taxes	(249,380)	952,000	3,054,615
Net (loss) income	$ (553,459)	$1,541,168	$9,434,439

Net (loss) income per common and common equivalent share
Basic	$ (0.07)	$ 0.20	$ 1.37
Diluted	$ (0.07)	$ 0.19	$ 1.26

Weighted average number of common and common equivalent shares outstanding
Basic	7,844,376	7,855,637	6,873,217
Diluted	7,844,376	8,005,111	7,482,510

FORWARD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$20,267,791	$18,609,371
Accounts receivable, net	4,135,117	6,069,058
Inventories, net	1,072,360	2,449,065
Prepaid expenses and other current assets	628,786	329,461
Deferred tax asset	279,741	83,000
Total current assets	26,383,795	27,539,955

Property, plant, and equipment, net	160,644	190,084
Deferred tax asset	29,898	--
Other assets	57,538	51,932
Total Assets	$26,631,875	$27,781,971

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,904,946	$ 2,141,191
Accrued expenses and other current liabilities	303,185	690,413
Total current liabilities	2,208,131	2,831,604

Commitments and contingencies

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; no shares issued	--	--
Common stock, par value $0.01 per share; 40,000,000 shares authorized, 8,488,932 and 8,424,931 shares issued, respectively (including 633,493 and 563,493 held in treasury, respectively )	84,889	84,249
Capital in excess of par value	15,546,046	15,287,952
Treasury stock, 633,493 and 563,493 shares at cost, respectively	(1,085,057)	(853,159)
Retained earnings	9,877,866	10,431,325
Total shareholders' equity	24,423,744	24,950,367
Total liabilities and shareholders’ equity	$26,631,875	$27,781,971